Exhibit 99.1
PRESS RELEASE

Evergreen Solar Announces Results of Special Meeting of Stockholders
Marlboro, Massachusetts, February 9, 2011 — Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology announced that stockholders approved two proposals presented for their consideration at its Special Meeting of Stockholders held today. Holders of shares comprising a quorum of the Company’s stockholders were present or represented by proxy at the meeting.
The first approval provided by the stockholders was for the proposed issuance of the Company’s new 4% Convertible Subordinated Additional Cash Notes due 2020 and new 7.5% Convertible Senior Secured Notes due 2017 in the previously announced exchange offers (and the issuance of common stock issuable upon conversion of the new notes). This approval satisfied the applicable provisions of Nasdaq Marketplace Rule 5635 as required to complete the pending exchange offers. The second approval provided by the stockholders was for the amendment of the Company’s certificate of incorporation to increase the Company’s authorized common shares to 240,000,000 from 120,000,000.
The Company’s exchange offers expire at 11:59 p.m., New York City time tonight.
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Where You Can Find Additional Information
Details regarding the terms and conditions of the exchange offers and consent solicitation, including descriptions of the new notes and the material differences between the new notes and the existing notes, can be found in the post-effective amendment to the Company’s registration statement that has been filed with the Securities and Exchange Commission (SEC) and in a tender offer statement on Schedule TO, as amended, that has been filed with the SEC. Any investor holding the Company’s existing 4% notes or existing 13% notes should carefully read the registration statement, the tender offer statement and other documents the Company has filed or will file with the SEC, including the related letter of transmittal and consent, for more complete information about the Company, the exchange offers and the consent solicitation. The registration statement, the tender offer statement on Schedule TO, as amended, and other related documents can be obtained for free from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR), which may be accessed at www.sec.gov. Documents are also available for free upon written or oral request made to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221) and from the Company’s website at www.evergreensolar.com, or the information agent, The Proxy Advisory Group, LLC, at (212) 616-2180.
Non-Solicitation
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The exchange offers will not be made to, and the Company will not accept tenders for exchange from, holders of its existing 4% notes and existing 13% notes in any jurisdiction in which the exchange offers or the acceptance of such offers would not be in compliance with the securities or blue sky laws of that jurisdiction.
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About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.
CONTACT:
Evergreen Solar, Inc.
Michael W. McCarthy
Director — Investor Relations & Government Affairs
mmccarthy@evergreensolar.com
Phone: 508-251-3261